UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2010

USG Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-8864	36-3329400
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 West Adams Street, Chicago, Illinois	60661-3676
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 436-4000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.05 Costs Associated with Exit or Disposal Activities.

As a result of continued adverse market conditions, the Registrant has initiated a program to further reduce its overhead and other costs. The program includes a salaried workforce reduction and other cost reductions that are targeted to reduce costs by an additional $22 million to $28 million annually, before charges for termination benefits.

The cost reduction program, including the workforce reduction, was first communicated to salaried employees beginning on December 6, 2010. The first step in the workforce reduction will be to offer voluntary severance benefits. After the number of participants in the voluntary separation program is determined, an involuntary separation program may be implemented. Employees who are separated, either voluntarily or involuntarily, will receive separation benefits that include a lump sum payment based on earnings and length of service, an allowance to continue medical, dental and vision coverage and outplacement services. It is expected that all affected employees will be informed, and that the separation plan will be substantially completed, by the end of January 2011.

The Registrant will record charges for termination benefits related to the workforce reduction in the current and future fiscal quarters in accordance with ASC 420, Exit or Disposal Cost Obligations. The Registrant estimates that these charges will aggregate $4 million to $6 million and that cash expenditures will be incurred in the current and future fiscal quarters in the full amount of the charges.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USG CORPORATION
Registrant

Date: December 10, 2010

By: /s/ Richard H. Fleming
Richard H. Fleming
Executive Vice President
and Chief Financial Officer